Exhibit 10.9

SALARY CONTINUATION AGREEMENT

THIS AGREEMENT is made this 18th day of August, 1998 by and between GUARANTY BANK (the “Bank”) located in Mount Pleasant, Texas, and ARTHUR B. SCHARLACH, JR. (the “Executive”).

INTRODUCTION

To encourage the Executive to remain an employee of the Bank, the Bank is willing to provide salary continuation benefits to the Executive. The Bank will pay the benefits from its general assets.

AGREEMENT

The Executive and the Bank agree as follows:

Article 1

Definitions

1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1.1 “Change of Control” means:

(a) a change in the ownership of the capital stock of the Bank where a corporation, person or group acting in concert (a “Person”) as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), holds or acquires, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of shares of capital stock of the Bank which constitutes fifty percent (50%) or more of the combined voting power of the Bank’s then outstanding capital stock then entitled to vote generally in the election of directors: or

(b) the persons who were members of the Board of Directors of the Bank immediately prior to a tender offer, exchange offer, contested election or any combination of the foregoing, cease to constitute a majority of the Board of Directors; or

(c) the adoption by the Board of Directors of the Bank of a merger, consolidation or reorganization plan involving the Bank in which the Bank is not the surviving entity, or a sale of all or substantially all of the assets of the Bank. For purposes of this Agreement, a sale of all or substantially all of the assets of the Bank shall be deemed to occur if any Person acquires (or during the 12-month period ending on the date of the most recent acquisition by such Person, has acquired) gross assets of the Bank that have an aggregate fair market value equal to fifty percent (50%) of the fair market value of all of the gross assets of the Bank immediately prior to such acquisition or acquisitions; or

(d) a tender offer or exchange offer is made by any Person which, if successfully completed, would result in such Person beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) either fifty percent (50%) or more of the Bank’s outstanding shares of Common Stock or shares of capital stock having fifty percent (50%) or more the combined voting power of the Bank’s then outstanding capital stock (other than an offer made by the Bank), and sufficient shares are acquired under the offer to cause such person to own fifty percent (50%) or more of the voting power; or

(e) any other transactions or series of related transactions occurring which have substantially the same effect as the transactions specified in any of the preceding clauses of this subsection (1.1.1).

1.1.1.1 “Permitted Transfers” means that a Shareholder, as hereinafter defined in Section 1.1.7, may make the following transfers and such transfers shall be deemed not to be a Change of Control under Section 1.1.1:

(a) To any trust created solely for the benefit of any Shareholder or any spouse of or any lineal descendant of any Shareholder;

(b) To any individual or entity by bona fide gift;

(c) To any spouse or former spouse pursuant to the terms of a decree of divorce;

(d) To any officer or employee of the Bank pursuant to any incentive stock option plan established by the Shareholders;

(e) To any family member; or

(f) after receipt of any necessary regulatory approvals, to any Bank or partnership a majority of the stock or interests of which are owned by the Shareholders.

1.1.2 “Code” means the Internal Revenue Code of 1986, as amended. References to a Code section shall be deemed to be to that section as it now exists and to any successor provision.

1.1.3 “Disability” means, if the Executive is covered by a Bank sponsored disability insurance policy, total disability as defined in such policy without regard to any waiting period. If the Executive is not covered by such a policy, Disability means a physical or mental impairment, non-self-induced, as diagnosed by a medical doctor selected by the Bank, that so incapacitates or disables Executive such that Executive is no longer able to perform the essential functions of his position with reasonable accommodation and that in the opinion of such medical doctor, such condition is permanent. As a condition to any benefits, the Bank may require the Executive to submit to such physical or mental evaluations and tests as the Bank’s Board of Directors deems appropriate.

1.1.4 “Normal Retirement Date” means the date the Executive attains age sixty-five (65).

1.1.5 “Plan Year” means the twelve (12) consecutive month period beginning on the execution date of this Agreement.

1.1.6 “Termination of Employment” means the Executive’s ceasing to be employed by the Bank for any reason whatsoever, voluntary or involuntary, other than by reason of an approved leave of absence.

1.1.7 “Shareholder” means the existing owners of all issued and outstanding stock of the Bank as of the date this Agreement is signed.

Article 2

Lifetime Benefits

2.1 Normal Retirement Benefit. If Termination of Employment occurs on or after the Normal Retirement Date, the Bank shall pay to the Executive the benefit described in this Section 2.1.

2.1.1 Amount of Benefit. The benefit under this Section 2.1 is Ninety-Six Thousand Six Hundred Fifty and No/100 Dollars ($96,650.00) per year for ten (10) years.

2.1.2 Payment of Benefit. The Bank shall pay the annual amount stated in Section 2.1.1 to the Executive on a monthly basis in equal monthly installments beginning on the last day of each month commencing with the month following the Executive’s actual retirement date and continuing for one hundred twenty (120) months.

2.2 Termination of Employment. If Termination of Employment occurs before the Executive’s Normal Retirement Date for reasons other than death or Disability, the Bank shall pay to the Executive the benefit described in this Section 2.2.

2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the portion of the benefit determined under Schedule A based on the number of completed Plan Years, in accordance with Schedule A, on the Executive’s Termination of Employment.

2.2.2 Payment of Benefit. The Bank shall pay the benefit in a single lump sum to the Executive within thirty (30) days following Termination of Employment.

2.3 Disability Benefit. If the Executive suffers a Disability and Termination of Employment occurs prior to the Executive’s Normal Retirement Date, the Bank shall pay to the Executive the benefit described in this Section 2.3.

2.3.1 Amount of Benefit. The benefit under this Section 2.3 is Ninety-Six Thousand Six Hundred Fifty and No/100 Dollars ($96,650.00) per year for ten (10) years.

2.3.2 Payment of Benefit. The Bank shall pay the annual amount stated in Section 2.3.2 to the Executive on a monthly basis in equal monthly installments beginning on the last day of each month commencing with the month following the Executive’s sixty-fifth (65th) birthday and continuing for one hundred twenty (120) months.

2.3.3 Death During Disability. In the event of the Executive’s death while Disabled and prior to his attaining age sixty-five (65), the Bank shall pay the benefit determined under Section 2.3.1 to the Executive’s beneficiary on the last day of the month commencing with the month following the Executive’s death on a monthly basis for one hundred twenty (120) months. Payment of benefits under this Section 2.3.3 shall be in lieu of any death benefits in Article 3.

2.4 Change of Control Benefit. Upon a Change of Control while the Executive is in the active service of the Bank and Termination of Employment occurs thereafter, then, subject to the provisions of Sections 2.5, 5.3, and 7.4, the Bank shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

2.4.1 Amount of Benefit. The benefit under this Section 2.4 is one hundred percent (100%) of the benefit determined under Schedule A based on the number of completed Plan Years, in accordance with Schedule A, on the date of Termination of Employment. The Bank shall pay this benefit to the Executive in a single lump sum within thirty (30) days from Termination of Employment following a Change in Control.

2.5 Excess Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement to the extent the benefit would be a non-deductible parachute payment under Section 280G of the Code.

2.6 Payment of Benefits in Pay Status. Upon a Change of Control where benefits are then in pay status to the Executive or the Executive’s beneficiary following the Executive’s retirement, death, or Disability, one hundred percent (100%) of the present value of any remaining payments otherwise due pursuant to this Agreement will, in lieu of such remaining payments, be paid in full in a lump sum within thirty (30) days after a Change in Control. A discount rate of eight percent (8%) shall be used to determine present value.

Article 3

Death Benefits

3.1 Death During Active Service. If the Executive dies while employed by the Bank prior to the Executive’s retirement, which retirement may not necessarily occur on the Normal Retirement Date, the Bank shall pay to the Executive’s beneficiary the benefit described in this Section 3.1.

3.1.1 Amount of Benefit. The benefit under this Section 3.1 is one initial payment of Five Hundred Thousand and No/100 Dollars ($500,000.00) followed by annual payments of Ninety-six Thousand Six Hundred and Fifty and No/100 Dollars ($96,650.00) per year for ten (10) years.

3.1.2 Payment of Benefit. The Bank shall pay the initial amount stated in Section 3.1.2 to the Executive’s beneficiary within 30 days of the Executive’s death and the annual installments on the anniversary of the Executive’s death and continuing for ten (10) years.

3.2 Death During Benefit Period. If the Executive dies after benefit payments have commenced under this Agreement but before receiving all such payments, the Bank shall pay the remaining benefits to the Executive’s beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

Article 4

Beneficiaries

4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation on an approved form with the Bank. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Bank during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s surviving spouse, if any, and if none, to the Executive’s surviving children and the descendants of any deceased child per stirpes, and if no children or descendants survive, to the Executive’s estate.

4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

Article 5

General Limitations

Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement:

5.1 Termination for Cause. If the Bank terminates the Executive’s employment for any of the following reasons:

5.1.1 Gross negligence or gross neglect of duties;

5.1.2 Commission of a felony; or,

5.1.3 Fraud, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive’s employment and resulting in personal financial benefit to the Executive and in an adverse effect on the Bank.

5.2 Suicide. No benefits shall be payable if the Executive commits suicide within two (2) years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Bank.

5.3 Golden Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not be required to pay any benefit under this Agreement if, upon the advice of counsel, the Bank determines that the payment of such benefit would be prohibited by 12 C.F.R. Part 359 or any successor regulations regarding employee compensation promulgated by any regulatory agency having jurisdiction over the Bank or its affiliates. To the extent possible, such benefit payment shall be proportionately reduced to allow payment within the fullest extent permissible under applicable law.

Article 6

Claims and Review Procedures

6.1 Claims Procedure. The Bank shall notify the Executive’s beneficiary in writing, within ninety (90) days of his or her written application for benefits, of his or her eligibility or ineligibility for benefits under the Agreement. If the Bank determines that the Executive or beneficiary is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the beneficiary wishes to have the claim reviewed. If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the beneficiary of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety (90) day period.

6.2 Review Procedure. If the Executive or the beneficiary is determined by the Bank not to be eligible for benefits, or if the Executive or the beneficiary believes that he or she is entitled to greater or different benefits, the Executive or the beneficiary shall have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within sixty (60) days after receipt of the notice issued by the Bank. Said petition shall state the specific reasons which the Executive or the beneficiary believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Bank of the petition, the Bank shall afford the Executive or the beneficiary (and counsel, if any) an opportunity to present his or her position to the Bank orally or in writing, and the Executive or the beneficiary (or counsel) shall have the right to review the pertinent documents. The Bank shall notify the Executive or the beneficiary of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Executive or the beneficiary and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Bank, but notice of this deferral shall be given to the Executive or the beneficiary.

Article 7

Amendments and Termination

7.1 Amendments. Subject to Sections 5.3 and 7.3 and except for amendments required to comply with applicable laws, this Agreement may be amended only by a written agreement signed by the Bank and the Executive.

7.2 Termination of Agreement. The Bank may terminate this Agreement at any time prior to the Executive’s Termination of Employment by written notice to the Executive. In the event of any such termination, the Executive shall become one hundred percent (100%) vested in the single lump payment described in Subsection 2.2.1, subject to Sections 2.5, 5.3 and 7.4. The benefit under this Section 7.2 shall be paid in accordance with Subsection 2.2.3.

7.3 Amendment or Termination by Operation of Law. The Bank may amend or terminate this Agreement at any time without the consent of the Executive if, pursuant to legislative, judicial or regulatory action, continuation of the Agreement would cause benefits to be taxable to the Executive prior to actual receipt or create adverse tax consequences to the Bank.

7.3.1 Subsequent to Executive’s Normal Retirement Date. In the event of any such amendment or termination after the Executive’s Normal Retirement Date, the benefit the Executive shall be entitled is one hundred percent (100%) of the present value of any unpaid benefit defined in 2.1, subject to Sections 2.5, 5.3 and 7.4. The Bank shall pay the benefit under this Section 7.3.1 in a single lump sum payment within sixty (60) days of Agreement amendment or termination. A discount rate of eight percent (8%) shall be used to determine present value.

7.3.2 Prior to Executive’s Normal Retirement Date. In the event of any such amendment or termination within the one year of the effective date of this Agreement, the Bank, in its sole discretion, may pay the Executive an amount which is not greater than the amount determined under Section 2.2. If amendment or termination of this Agreement under Section 7.3 occurs more than one year after the effective date of this Agreement and before the Executive’s Normal Retirement Date, the Bank shall pay the Executive the amount described in Section 2.2. The Bank shall pay this benefit, if any, to the Executive in a single lump sum payment within sixty (60) days of Agreement amendment or termination.

7.4 Nondeductibility. In the event that any payments to the Executive or the Executive’s beneficiary are not deductible by the Bank for income taxes due to changes made in the Code, then notwithstanding any other provision in this Agreement, such payment shall be reduced by an amount that will compensate the Bank for the loss of the deduction. The intended reduction shall be the benefit payable multiplied by the highest tax rate incurred by the Bank in that tax year.

Article 8

Miscellaneous

8.1 Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

8.2 No Guaranty of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner, except in accordance with Article 4 with respect to designation of beneficiaries.

8.4 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Texas except to the extent preempted by the laws of the United States of America.

8.6 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and beneficiary have no preferred or secured claim.

IN WITNESS WHEREOF, the Executive and a duly authorized Bank officer have signed this Agreement.

EXECUTIVE:

/s/ Arthur B. Scharlach, Jr.		August 18, 1998

Arthur B. Scharlach, Jr.		Date

GUARANTY BANK:

By:	/s/ Clifton A. Payne	August 18, 1998

Title:	Executive Vice President	Date

SCHEDULE A

EXECUTIVE SALARY CONTINUATION AGREEMENT BETWEEN

ARTHUR B. SCHARLACH, JR. AND GUARANTY BANK

Plan Year* Completed	Account Balance
1	$89,809
2	187,702
3	292,408
4	406,487
5	530,035
6	663,836
End of Schedule

*	Plan Year means the anniversary year of the date of the Agreement.

To calculate an amount for less than a full Plan Year, take the number of completed months of service into the current Plan Year and divide by 12. Then multiply that fraction by the difference between (i) the Plan Year balance shown above for the Plan Year in which termination occurs and (ii) the previous Plan Year’s balance. Then add that amount to the previous Plan Year’s balance. The result provides credit for all prior full plan years plus a ratio percentage of the current plan year. For example, if the Executive leaves the Company during the 5th plan year four months after the fourth year plan anniversary, then you would take 4/12 times the balance shown for Plan Year 5 minus the balance shown for Plan Year 4. Then add that amount to the balance shown for Plan Year 4 to determine the amount due as an account balance.

Prepared 11-14-05

FIRST AMENDMENT

TO

GUARANTY BOND BANK

SALARY CONTINUATION AGREEMENT

FOR

ARTHUR B. SCHARLACH, JR.

THIS AMENDMENT is adopted this 1st day of December, 2005, by and between GUARANTY BOND BANK, located in Mount Pleasant, Texas (the “Bank”) and ARTHUR B. SCHARLACH, JR. (the “Executive”).

The Bank and the Executive executed GUARANTY BOND BANK SALARY CONTINUATION AGREEMENT on August 18, 1998 (the “Agreement”).

The undersigned hereby amend, in part, said Agreement to: (i) add a pre-retirement inflator to the Normal Retirement Benefit amount; and (ii) update the Claims & Review Procedures pursuant to regulatory changes

Section 2.1.1 of the Agreement shall be deleted in its entirety and replaced by Section 2.1.1 below.

2.1.1	Amount of Benefit. The benefit under this Section 2.1 is Ninety-Six Thousand Six Hundred Fifty Dollars ($96,650) per year for ten (10) years. Commencing at the end of the Plan Year in which the Executive attains Normal Retirement Date, and each Plan Year thereafter until Termination of Employment, the annual benefit shall be increased eight and one-half percent (8.5%) from the previous Plan Year.

Article 6 of the Agreement shall be deleted in its entirety and replaced by Section 6 below.

Article 6

Claims and Review Procedures

6.1	Claims Procedure. The Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

6.1.2	Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

1

6.1.3	Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of the Agreement on which the denial is based,

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2	Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

6.2.1	Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

6.2.2	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3	Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4	Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

6.2.5	Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of the Agreement on which the denial is based,

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

2

To the extent this First Amendment is a “material modification” under IRC 409A of the Code, the undersigned hereby expressly acknowledge that “grandfathering” protection afforded by the American Jobs Creation Act and I.R.C. § 409A may no longer be available. Also, to the extent necessary, the Agreement, as amended, shall be administered in “good faith compliance” with Notice 2005-1 and I.R.C. § 409A, subject to future regulatory guidance.

IN WITNESS OF THE ABOVE, the Executive and the Bank hereby consent to this First Amendment.

Executive:	Bank:

Guaranty Bond Bank

/s/ Arthur B. Scharlach, Jr.	By	/s/ Clifton A. Payne

Arthur B. Scharlach, Jr.
	Title	CFO

3

GUARANTY BOND BANK

Salary Continuation Agreement

SECOND AMENDMENT

TO THE

GUARANTY BANK

SALARY CONTINUATION AGREEMENT

DATED AUGUST 18, 1998

FOR

ARTHUR B. SCHARLACH, JR.

THIS SECOND AMENDMENT is adopted this 6th day of April, 2007, effective as of January 1, 2005, by and between Guaranty Bond Bank, f/k/a Guaranty Bank, located in Mount Pleasant, Texas (the “Bank”), and Arthur B. Scharlach, Jr. (the “Executive”).

The Bank and the Executive executed the Salary Continuation Agreement effective as of August 18, 1998 and subsequently amended (the “Agreement”).

The undersigned hereby amend the Agreement for the purpose of bringing the Agreement into compliance with Section 409A of the Internal Revenue Code. Therefore, the following changes shall be made:

Section 1.1.1 of the Agreement shall be deleted in its entirety and replaced by the following:

1.1.1	“Change of Control” means a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as such change is defined in Section 409A of the Code and regulations thereunder.

Section 1.1.3 of the Agreement shall be deleted in its entirety and replaced by the following:

1.1.3	“Disability” means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank. Upon the request of the plan administrator, the Executive must submit proof to the plan administrator of the Social Security Administration’s or the provider’s determination.

1

GUARANTY BOND BANK

Salary Continuation Agreement

The following Section 1.1.5a shall be added to the Agreement immediately following Section 1.1.5:

1.1.5a	“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise.

Section 1.1.6 of the Agreement shall be deleted in its entirety and replaced by the following:

1.1.6	“Termination of Employment” means the termination of the Executive’s employment with the Bank for reasons other than death or Disability. Whether a Termination of Employment takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Bank and the Executive intended for the Executive to provide significant services for the Bank following such termination. A change in the Executive’s employment status will not be considered a Termination of Employment if:

(a)	the Executive continues to provide services as an employee of the Bank at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or

(b)	the Executive continues to provide services to the Bank in a capacity other than as an employee of the Bank at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period).

Section 2.3 of the Agreement shall be deleted in its entirety and replaced by the following:

2.3	Disability Benefit. If the Executive experiences a Disability prior to Normal Retirement Date, the Bank shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

Section 2.3.2 of the Agreement shall be deleted in its entirety and replaced by the following:

2.3.2	Payment of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the last day of the month following Normal Retirement Date. The annual benefit shall be distributed to the Executive for ten (10) years.

2

GUARANTY BOND BANK

Salary Continuation Agreement

The following Sections 2.7, 2.8 and 2.9 shall be added to the Agreement immediately following Section 2.6:

2.7	Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Termination of Employment under such procedures as established by the Bank in accordance with Section 409A of the Code, benefit distributions that are made upon Termination of Employment may not commence earlier than six (6) months after the date of such Termination of Employment. Therefore, in the event this Section 2.7 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following the Termination of Employment shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Termination of Employment. All subsequent distributions shall be paid in the manner specified.

2.8	Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any amount into the Executive’s income as a result of the failure of this nonqualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the amount the Bank has accrued with respect to the Bank’s obligations hereunder, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

2.9	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

(b)	must, for benefits distributable under Section 2.3, be made at least twelve (12) months prior to the first scheduled distribution;

(c)	must, for benefits distributable under Sections 2.1, 2.2, 2.3, 2.4 and 2.6, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)	must take effect not less than twelve (12) months after the election is made.

Article 7 of the Agreement shall be deleted in its entirety and replaced by the following:

Article 7

Amendments and Termination

7.1	Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend this Agreement

3

GUARANTY BOND BANK

Salary Continuation Agreement

to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

7.2	Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Bank and the Executive. The benefit hereunder shall be the amount the Bank has accrued with respect to the Bank’s obligations hereunder as of the date the Agreement is terminated. Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

7.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2, if this Agreement terminates in the following circumstances:

(a)	Within thirty (30) days before or twelve (12) months after a Change of Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Bank’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)	Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Bank’s termination of this and all other non-account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Bank does not adopt any new non-account balance plans for a minimum of five (5) years following the date of such termination;

the Bank may distribute the amount the Bank has accrued with respect to the Bank’s obligations hereunder, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

The following Section 8.7 shall be added to the Agreement immediately following Section 8.6:

8.7	Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the effective date of this Agreement.

4

GUARANTY BOND BANK

Salary Continuation Agreement

IN WITNESS OF THE ABOVE, the Bank and the Executive hereby consent to this Second Amendment.

Executive:	Guaranty Bond Bank

/s/ Arthur B. Scharlach, Jr.	By	/s/ Clifton A. Payne

Arthur B. Scharlach, Jr.	Title	CFO

5